QuickLinks -- Click here to rapidly navigate through this document

Exhibit (a)(1)(C)

NOTICE OF WITHDRAWAL

        If you previously elected to accept Evolving Systems, Inc.'s Offer to Exchange, and you would like to change your election and reject the Offer, you must deliver this Notice to Karen Heath of Evolving Systems, Inc. ("Evolving Systems") before 12:00 midnight, U.S. Mountain Daylight Time, on October 2, 2002, unless the Offer is extended. This Notice of Withdrawal may be delivered to Karen Heath at Evolving Systems' corporate offices in Englewood, Colorado by personal delivery, interoffice mail, or by facsimile at (303) 802-1138. If you have questions regarding the process for returning this Notice, please contact Karen Heath at kheath@evolving.com or at (303) 802-2594.

To Evolving Systems:

        I previously received a copy of the Offer to Exchange (dated September 4, 2002), the cover letter, the Summary Term Sheet and an Election Form. I properly submitted the Election Form, in which I elected to accept Evolving Systems' Offer to Exchange. I now wish to change that election, and reject Evolving Systems' Offer to Exchange. I understand that by submitting this Notice to Karen Heath, I will be able to withdraw my acceptance of the Offer, and reject the Offer to Exchange instead. By completing this form, I acknowledge that I have received the Offer to Exchange.

        I understand that in order to reject the Offer, I must properly submit this Notice to Karen Heath before 12:00 midnight, U.S. Mountain Daylight Time, on October 2, 2002, or if Evolving Systems extends the deadline to exchange options, before the extended expiration of the Offer.

        By rejecting the Offer to Exchange, I understand that I will not receive any Replacement Options, and I will keep my Eligible Options as listed on my personal Option Report. These options will continue to be governed by the stock option plan under which these options were granted and the existing option agreements between Evolving Systems and me.

        By submitting this form, I hereby bind my successors, assigns and legal representatives.

        I do not accept the offer to exchange options.

Date:
Optionee Signature
Name:		Email Address:
(Please print)

QuickLinks

  Exhibit (a)(1)(C)